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Toronto Stock Exchange: URZ
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www.uranerz.com

Uranerz Provides Drilling Update on Arkose Mining Venture

Casper, Wyoming, July 8, 2008 --- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce the exploration drilling status on its Arkose Mining Venture (“Arkose”), a joint venture between the Company (81%) and United Nuclear, LLC (19%), in the Powder River Basin of Wyoming. From March 6, 2008 and to June 30, 2008, the Company, as operator of Arkose, drilled a total of 266 uranium trend exploration and delineation holes utilizing up to five drill rigs and two electric log probing units. This drilling, a total of approximately 186,925 feet with an average depth of 703 feet per hole, was conducted on four previously identified exploration targets in areas the Company has identified as East Buck, South Collins Draw, Sand Rock, and Little Butte.

This initial phase of the 2008 Arkose drilling program was designed, based in part on available historical data, with a primary objective of identifying and delineating potentially significant trends of uranium roll front mineralization on the property, and to provide further data on these potential future development sites for purposes of reporting, and possible permitting and mining operations in favorably identified areas. To date, approximately 7.5 miles of uranium roll front trends have been investigated, with approximately 2.5 miles of these trends showing potentially favorable uranium mineralization.

Summary of Most Significant Results From 2008 Drilling Program

Hole ID	Thickness	Grade (%)	Grade-Thickness	Depth
	(ft)		(GT*)	(ft to top)
South Collins Draw (100 Sand)
A26-01-008	12.0	0.196	2.35	535.0
Little Butte (100 Sand)
A25-03-028	2.5	0.222	0.56	526.5
Little Butte (90 Sand)
A25-22-025	8.5	0.090	0.77	675.5
Sand Rock (90 Sand)
A25-21-034	5.0	0.152	0.76	680

The 2008 Arkose drilling program was slower to ramp-up than was originally anticipated due to unusually wet weather and soft ground conditions in May and June, but the Company is now at its full projected capacity of five drill rigs and two electric probing units. As a result of the slower progress,

Uranerz expects to now drill about 800,000 feet for the year 2008, instead of the approximately 900,000 feet announced in previous news releases of the Company.

“This initial phase of the Arkose drilling program was an effort to determine the location of the geochemical fronts along which the uranium deposits typically occur in this part of Wyoming. We have already made discovery of new mineralization and trends in the 90 Sand on Arkose, with many more promising drill targets to be investigated in the coming months. We are also set to begin drilling outside the Arkose area-of-interest on the Uranerz 100% owned properties, where we expect to further extend known mineralization trends as the drilling continues in 2008,” said Kurtis Brown, the Company’s Vice President, Exploration.

Mr. Kurtis Brown is a “qualified person” as defined by Canadian National Instrument 43-101 and oversees the Company’s drill programs. He has reviewed the technical disclosure related to the Company’s drilling results that are provided in this news release.

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company has implemented an aggressive drill program for 2008 utilizing up to five drill rigs and two electric log probing units, with a potential total of 1,400 holes to be drilled.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Complex, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Complex is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information

For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

* GT represents grade times thickness and is calculated by multiplying U3O8 grade (in percent) by gamma anomaly thickness (in feet) as determined from downhole radiometric probing.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to exploration drilling activities, resource estimates, permitting and development activities, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.